Exhibit 14.1

Sunoco Partners LLC

Sunoco Partners Lease Acquisition & Marketing LLC

Sunoco Logistics Partners L.P.

CODE OF ETHICS FOR SENIOR OFFICERS

1. Introduction and Scope.

This Code of Ethics for Senior Officers (the “Code”) applies to all executive officers of Sunoco Logistics Partners L.P., Sunoco Partners LLC, Sunoco Partners Lease Acquisition & Marketing LLC, and their respective subsidiaries and affiliates (collectively, the “Partnership”), specifically including the Chief Executive Officer, Chief Financial Officer and Comptroller, as well as the heads of each operating unit and the senior financial officers of each operating unit (each a “Senior Officer” and, collectively, the “Senior Officers”). Agents, representatives and consultants of the Partnership are expected to act in the Partnership’s best interests and in accordance with high ethical standards. Conduct that is improper for the Partnership or its Senior Officers to engage in directly may not be engaged in by the use of agents, representatives or consultants.

Each officer, director and employee is expected to act in good faith and with integrity in the performance of his/her responsibilities on behalf of the Partnership and in compliance with all applicable laws, rules and regulations. The Senior Officers are committed to:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that the Partnership files with, or submits to, the Securities and Exchange Commission and in other public communications;

•	compliance with applicable laws, rules and regulations; and

•	maintaining the Partnership’s books and records in accordance with applicable accounting policies, laws, rules and regulations.

The Partnership intends not just to comply with legal requirements but to conduct its business in accordance with a high level of honesty and integrity. This Code is intended to supplement the Partnership’s existing business conduct compliance policies (including, specifically, those listed in Appendix A hereto). The Senior Officers must comply with these policies and with all applicable rules and standards of the Securities and Exchange Commission, the Financial Accounting Standards Board, the New York Stock Exchange, and other regulatory bodies. Those who violate this Code will be subject to disciplinary action, up to and including termination of employment. Violations and waivers of, and amendments to, this Code will be disclosed as required by law.

This Code sets forth the basic principles that guide the business conduct of the Partnership, and is intended to comply with the provisions of the Sarbanes-Oxley Act of 2002 and its implementing regulations, as the same may be amended from time to time. This Code is a statement of the fundamental principles that govern Senior Officers in the conduct of the

Partnership’s business. It is not intended to, and does not, constitute an employment contract or assurance of continued employment, and does not create any rights in any employee, client, supplier, competitor, shareholder or any other person or entity.

2. Application.

In performing his or her duties, each of the Senior Officers must:

•	maintain high standards of honest and ethical conduct and avoid any actual or apparent conflict of interest as defined in this Code or in the applicable Conflicts of Interest Policy of the Partnership;

•	report to the Audit/Conflicts Committee of the Board of Directors any conflict of interest that may arise and any material transaction or relationship that reasonably could be expected to give rise to a conflict;

•	provide, or cause to be provided, full, fair, accurate, timely, and understandable disclosure in reports and documents that the Partnership files with or submits to the Securities and Exchange Commission and in other public communications;

•	comply and take all reasonable actions to cause others to comply with applicable governmental laws, rules, and regulations; and

•	promptly report violations of this Code to the Audit/Conflicts Committee.

2. Books and Records

Full, fair, accurate, timely and understandable disclosures in the Partnership’s periodic reports filed with the Securities and Exchange Commission and in the Partnership’s public documents are both legally required and essential to the success of the Partnership’s business. Accordingly, Senior Officers will use their best efforts to provide shareholders with information that is accurate, complete, timely and understandable. They will cause all books and records of the Partnership to be kept accurately in accordance with generally accepted accounting principles (“GAAP”), and in a manner designed to reflect fully and fairly all Partnership transactions, and to permit the Partnership’s filings with the Securities and Exchange Commission and other public disclosures to be complete and accurate in all material respects.

The Partnership will maintain internal controls to ensure that:

•	transactions are properly authorized;

•	assets are safeguarded;

•	operations are conducted in accordance with directives of the Sunoco Partners LLC Board of Directors and management; and

•	financial records are reliable.

All of the Partnership’s books, records, accounts and financial must conform both to applicable legal requirements and to the Partnership’s system of internal controls. The Partnership will maintain disclosure controls to ensure that required information is recorded, processed, summarized and reported as required by law and regulation and within the time periods specified.

Each Senior Officer will promptly bring to the attention of the Disclosure Review Committee any material information of which he or she may become aware that could affect such disclosures. The Chief Executive Officer and each senior financial officer shall promptly bring to the attention of the Audit/Conflicts Committee of the Sunoco Partners LLC Board of Directors any information he or she may have regarding:

•	significant deficiencies in the design or operation of internal controls which could adversely affect the ability to record, process, summarize and report financial data;

•	any fraud, whether material or not, that involves management or any other employee who has a significant role in financial reporting, disclosure or internal controls; or

•	any material violation of:

•	any law, rule or regulation (including the securities laws) applicable to the Partnership or the operation of its businesses; or

•	this Code.

3. Conflicts of Interest.

Senior Officers should avoid all possible conflicts of interest. A conflict of interest exists when the private interest of a Senior Officer interferes with that person’s ability to advance the legitimate interests of the Partnership. A conflict may arise when a senior officer takes actions or has interests that may make it difficult to perform his or her Partnership duties objectively and effectively, or when or members of such officer’s family receive improper personal benefits as a result of the Senior Officer’s position in the Partnership. Confidential information acquired by a Senior Officer during the performance of his or her work must not to be used for personal advantage. Senior Officers must avoid any investment, interest, or association that interferes, might interfere, or might appear to interfere with such officer’s independent exercise of judgment in the Partnership’s best interests.

The Partnership will take such actions as are necessary and proper to remove the conflict, which may include procedural safeguards, removal of a Senior Officer’s discretion in the area of conflict, reassignment of job responsibilities, reassignment of such officer, or prohibition against continued participation in the conflicting activity. The resolution of a potential conflict situation is not a violation or waiver of this Code or the Partnership’s Conflict of Interest Policy.

4. Compliance with Laws, Rules and Regulations.

The Partnership is committed to conducting business in accordance with all applicable laws, rules and regulations and in accordance with the highest standards of business ethics. Senior Officers must use their best efforts to become well informed as to the laws and regulations applicable to the Partnership’s business and apply such knowledge to their business conduct. Senior Officers must conduct themselves in a manner to avoid even the appearance of improper behavior. If a local custom or law requires less stringent standards than this Code or applicable Partnership policy, such officers still must comply with the Code and Partnership policy. If a local law or regulation actually conflicts with this Code, Senior Officers must comply with the law or regulation. However, if local custom or policy conflicts with this Code, then such officers must comply with the Code.

5. Internal Reporting and Administration

Any questions regarding application of the law or the appropriateness of a particular course of conduct should be referred to the General Counsel of Sunoco Partners LLC, the Director of Human Resources of Sunoco Partners LLC, the General Auditor of Sunoco, Inc., or other appropriate personnel. Suspected violations of law or policy should be reported to the General Counsel of Sunoco Partners LLC, the Director of Human Resources of Sunoco Partners LLC, the General Auditor of Sunoco, Inc., or the Sunoco Compliance Hotline (800-228-5687). It is the Partnership’s policy to provide a working environment free from retaliation based on an employee’s good faith reporting or disclosing of any violation of law, this Code or other policy. Reports may be made anonymously.

6. Waivers of the Code.

Changes in, and waivers of, this Code may be made only by the Board of Directors of Sunoco Partners LLC (or a duly authorized Committee thereof) and will be disclosed promptly as required by applicable law or stock exchange regulation.

7. Enforcement

Those who violate this Code will be subject to disciplinary action, up to and including termination of employment.

Code of Ethics for Senior Officers

Appendix

In addition to the matters addressed in this Code, officers, directors and employees are required to comply with all Partnership Policies, as amended from time to time, including but not limited to the following Policies some of which address, with more specificity, matters addressed in this Code:

•	Anti-Discrimination Policy

•	Antitrust Compliance Policy

•	Computer Systems and Use and Security Policy

•	Conflict of Interest Policy

•	Corporate Disclosure Policy

•	Corporate Risk Management Policy

•	Equal Employment Opportunity Policy

•	Harassment Policy

•	Health, Environment and Safety Policy

•	Indemnification for Employee Service to Outside Organizations

•	Insider Trading Policy

•	Management Control Process

•	Non Retaliation Policy

•	Principles of Health, Environment and Safety

•	Prohibited Payments and Political Contributions Policy

•	Records/Information Management Policy

•	Substance Abuse Policy

•	Travel and Reimbursable Expense Policy

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